Simpson Manufacturing Co., Inc. Announces Fourth Quarter Results

PLEASANTON, Calif., Feb. 2, 2012 /PRNewswire/ -- Simpson Manufacturing Co., Inc. (the "Company") (NYSE: SSD) today announced its fourth quarter 2011 results. The following discussion refers only to continuing operations unless otherwise indicated.

For the fourth quarter of 2011, net sales increased 9.3% to $130.7 million compared to net sales of $119.6 million for the fourth quarter of 2010. The Company had income, net of tax, of $4.9 million for the fourth quarter of 2011 compared to a loss, net of tax, of $4.5 million for the fourth quarter of 2010. Diluted income, net of tax, per common share was $0.10 for the fourth quarter of 2011 compared to diluted loss, net of tax, of $0.09 per common share for the fourth quarter of 2010.

In the fourth quarter of 2011, sales increased throughout North America and most of Europe. Sales increased in all regions of the United States, with above-average increases in California and the western regions, as compared to the fourth quarter of 2010. Sales in Asia and Australia, although relatively small, increased as compared to the fourth quarter of 2010. Sales to contractor distributors, dealer distributors, lumber dealers and home centers increased. The sales increase was broad-based across most of the Company's major product lines as compared to the fourth quarter of 2010, although sales of shearwalls decreased.

Gross margins increased from 39.8% in the fourth quarter of 2010 to 42.0% in the fourth quarter of 2011, primarily due to lower manufacturing costs, including lower factory overhead costs, partly offset by increased costs of material and labor. Due to better then expected demand for steel and domestic mill utilization, producers are pushing through price increases for the first quarter of 2012. The Company expects steel prices to remain high at least through the first part of 2012. The Company's inventories increased 18.3% from $152.3 million at December 31, 2010, to $180.1 million at December 31, 2011, primarily due to raw material purchases.

Research and development and engineering expense increased 24.0% from $5.0 million in the fourth quarter of 2010 to $6.1 million in the fourth quarter of 2011, due primarily to an increase in personnel costs of $0.7 million. Selling expense increased 13.7% from $15.9 million in the fourth quarter of 2010 to $18.0 million in the fourth quarter of 2011, including increases in personnel costs of $1.2 million and promotional costs of $0.9 million, partly offset by a decrease in professional and legal costs of $0.5 million. General and administrative expense increased 5.5% from $22.3 million in the fourth quarter of 2010 to $23.6 million in the fourth quarter of 2011, including increases in professional and legal fees of $2.8 million and in depreciation of $0.9 million, partly offset by a decrease in phone and computer costs of $0.9 million.

The effective tax rate was 14.2% in the fourth quarter of 2011. The effective tax rate in 2010 is not comparable because, even though the Company reported a loss in the fourth quarter of 2010, a provision for income taxes was charged due to valuation allowances against foreign losses, including a goodwill impairment. The low effective tax rate for 2011 was primarily due to the release of valuation allowances related to tax losses in China.

In December 2011, the Company purchased certain assets and liabilities of Fox Industries, Inc., for $8.7 million. Fox Industries is a manufacturer of construction products and systems to repair, protect and strengthen concrete. The acquisition will help the Company to expand its product offerings in the commercial, industrial and infrastructure construction markets. Also in December 2011, the Company purchased the assets of Automatic Stamping, LLC for $42.5 million. Automatic Stamping is a manufacturer of a line of truss plates. In January 2012, the Company purchased 100% of the equity of S&P Clever Reinforcement Company AG and S&P Reinforcement International AG for $56.5 million. S&P Clever manufactures and sells engineered materials for repair, strengthening and restoration of concrete, asphalt and masonry construction and has operations throughout Europe.

For 2011, net sales increased 8.6% to $603.4 million compared to net sales of $555.5 million for 2010. The Company had income, net of tax, of $50.9 million for 2011 compared to income, net of tax, of $44.8 million for 2010. Diluted income, net of tax, per common share was $1.04 for 2011 compared to $0.90 for 2010.

In 2011, sales increased throughout most of North America and most of Europe. Sales increased in the United States with above-average increases in the southeastern region as compared to 2010. Sales in Canada decreased slightly compared to 2010. Sales to contractor distributors, dealer distributors, lumber dealers and home centers increased. The sales increase was broad-based across most of the Company's major product lines as compared to 2010, although sales of shearwalls decreased slightly.

Gross margins slightly increased from 44.0% in 2010 to 44.9% in 2011, primarily due to slightly lower factory overhead costs.

Research and development and engineering expense increased 22.6% from $21.1 million in 2010 to $25.9 million in 2011, including increases in personnel costs of $1.9 million, cash profit sharing of $0.9 million and professional services of $0.8 million. Selling expense increased 16.2% from $63.3 million in 2010 to $73.6 million in 2011, including increases in personnel costs of $4.9 million, cash profit sharing and commissions of $2.7 million, promotional costs of $1.4 million and equity based compensation of $1.0 million. General and administrative expense increased 20.1% from $79.8 million in 2010 to $95.8 million in 2011, including increases in professional and legal fees of $7.8 million primarily related to acquisitions, cash profit sharing of $3.2 million, personnel costs of $2.2 million, equity based compensation of $1.3 million, depreciation expense of $0.9 million and impairment of available for sale assets of $0.7 million. The effective tax rate was 35.4% in 2011, as compared to 42.6% in 2010. The decrease in the effective tax rate is primarily due to improved operations in 2011 in countries where valuation allowances are recorded against tax losses. In addition, the effective tax rate in 2010 was higher because of a goodwill impairment for which a tax benefit was not recognized.

At its meeting on January 30, 2012, the Company's Board of Directors declared a cash dividend of $0.125 per share. The record date for the dividend will be April 5, 2012, and it will be paid on April 26, 2012.

As part of the Company's $100.0 million share repurchase authorization for 2011, the Company repurchased 1.9 million shares of its common stock, at a total cost of $53.2 million. The Company's Board of Directors authorized the Company to repurchase up to $50.0 million of the Company's common stock in 2012. This replaced the 2011 repurchase authorization.

Investors, analysts and other interested parties are invited to join the Company's conference call on Friday, February 3, 2012, at 6:00 am Pacific Time. To participate, callers may dial 800-895-0198. The call will be webcast simultaneously as well as being available for one month through a link on the Company's website at www.simpsonmfg.com.

This document contains forward-looking statements, based on numerous assumptions and subject to risks and uncertainties. Although the Company believes that the forward-looking statements are reasonable, it does not and cannot give any assurance that its beliefs and expectations will prove to be correct. Many factors could significantly affect the Company's operations and cause the Company's actual results to differ substantially from the Company's expectations. Those factors include, but are not limited to: (i) general economic and construction business conditions; (ii) customer acceptance of the Company's products; (iii) relationships with key customers; (iv) materials and manufacturing costs; (v) the financial condition of customers, competitors and suppliers; (vi) technological developments; (vii) increased competition; (viii) changes in capital and credit market conditions; (ix) governmental and business conditions in countries where the Company's products are manufactured and sold; (x) changes in trade regulations; (xi) the effect of acquisition activity; (xii) changes in the Company's plans, strategies, objectives, expectations or intentions; and (xiii) other risks and uncertainties indicated from time to time in the Company's filings with the U.S. Securities and Exchange Commission. Actual results might differ materially from results suggested by any forward-looking statements in this report. The Company does not have an obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

The Company's results of operations for the three and twelve months ended December 31, 2011 and 2010 (unaudited), are as follows:

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
(Amounts in thousands, except per share data)	2011	2010	2011	2010
Net sales	$ 130,732	$ 119,606	$ 603,446	$ 555,487
Cost of sales	75,822	71,979	332,642	311,349
Gross profit	54,910	47,627	270,804	244,138

Research and development and engineering expenses	6,143	4,954	25,886	21,110
Selling expenses	18,041	15,865	73,568	63,293
General and administrative expenses	23,570	22,331	95,820	79,788
Impairment of goodwill	1,282	6,292	1,282	6,292
Loss (gain) on sale of assets	190	43	191	(4,769)

Income (loss) from operations	5,684	(1,858)	74,057	78,424

Income (loss) in equity method investment, before tax	–	(106)	4,389	(535)
Interest income, net	82	–	340	148
Income (loss) from continuing operations before taxes	5,766	(1,964)	78,786	78,037

Provision for income taxes from continuing operations	818	2,535	27,886	33,239
Income (loss) from continuing operations, net of tax	4,948	(4,499)	50,900	44,798

Discontinued operations:
Loss from discontinued operations, net of tax	–	–	–	(16,212)

Net income (loss)	$ 4,948	$ (4,499)	$ 50,900	$ 28,586

Earnings (loss) per common share:

Basic
Continuing operations	$ 0.10	$ (0.09)	$ 1.04	$ 0.91
Discontinued operations	–	–	–	(0.33)
Net income (loss)	0.10	(0.09)	1.04	0.58

Diluted
Continuing operations	$ 0.10	$ (0.09)	$ 1.04	$ 0.90
Discontinued operations	–	–	–	(0.33)
Net income (loss)	0.10	(0.09)	1.04	0.58

Weighted average shares outstanding:
Basic	48,161	49,756	48,974	49,498
Diluted	48,214	49,756	49,023	49,612

Other data:
Continuing operations
Depreciation and amortization	$ 5,763	$ 5,114	$ 20,751	$ 21,151
Pre-tax impairment of assets	1,282	6,710	2,376	6,710
Pre-tax stock compensation expense	3,025	2,434	6,837	3,689
Discontinued operations
Pre-tax impairment of assets	–	–	–	21,350

Cash dividend declared per common share	$ 0.125	$ 0.10	$ 0.50	$ 0.40

The Company's financial position (unaudited) as of December 31, 2011 and 2010, is as follows:

	December 31,
(Amounts in thousands)	2011	2010
Cash and short-term investments	$ 213,817	$ 335,049
Trade accounts receivable, net	76,420	68,256
Inventories	180,129	152,297
Assets held for sale	6,793	10,787
Other current assets	24,905	24,867
Total current assets	502,064	591,256

Property, plant and equipment, net	195,716	177,072
Goodwill	99,849	70,069
Other noncurrent assets	38,458	36,312
Total assets	$ 836,087	$ 874,709

Trade accounts payable	$ 22,033	$ 35,164
Other current liabilities	49,554	44,452
Total current liabilities	71,587	79,616

Other long-term liabilities	6,137	7,300
Stockholders' equity	758,363	787,793
Total liabilities and stockholders' equity	$ 836,087	$ 874,709

Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood-to-wood, wood-to-concrete and wood-to-masonry connectors and fastening systems, stainless steel fasteners and pre-fabricated shearwalls. Simpson Strong-Tie also offers a full line of adhesives, chemicals, mechanical anchors and powder actuated tools for concrete, masonry and steel. The Company's common stock trades on the New York Stock Exchange under the symbol "SSD."

For further information, contact Tom Fitzmyers at (925) 560-9030.